Exhibit 10.2

EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT (“Agreement”) by and between ModusLink Global Solutions, Inc., a Delaware corporation (the “Company”), and Alan Cormier (the “Executive”), is made as of the 23rd day of December, 2013.

WHEREAS, the Executive and the Company have executed an offer letter dated December 18, 2013, setting forth certain terms and conditions of the Executive’s employment with the Company (“Offer Letter”); and

WHEREAS, in connection with the Executive’s employment, the parties desire to enter into this Executive Severance Agreement;

NOW, THEREFORE, as an inducement for and in consideration of the Executive entering into its employ, the Company agrees that the Executive shall be eligible to receive the severance payments and benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described and subject to the conditions below and shall be entitled to certain other rights and benefits provided herein; and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Term of Agreement. The term of this Agreement shall be from the date hereof through the last day of Executive’s employment with the Company (the “Termination Date”).

2. Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating his employment. Executive understands and acknowledges that he is an employee at will and that either he or the Company may terminate the employment relationship between them at any time and for any reason.

3. Severance Payment.

(a) In the event the employment of the Executive is terminated by the Company for a reason other than for Cause (as defined below) or by the Executive for Good Reason (as defined below) then the Executive shall be entitled to receive the following as severance: six (6) months of his then current base salary (the “Severance Pay”), payable in installments over a period of six (6) months following the Termination Date.

(b) The Executive agrees that after the Termination Date, but prior to payment of the severance pay called for by Section 3(a), he shall execute a waiver and release (including confidentiality and non-disparagement provisions), based on the Company’s standard form, of any and all claims he may have against the Company and its officers, employees, directors, parents, subsidiaries and affiliates. Executive understands and agrees that the payment of the severance benefits called for by this Agreement are contingent upon his execution and delivery to the Company of the previously described release of claims and such release being effective and not revoked on the sixtieth (60th) day following the Termination Date. The severance payable under Section 3(a) shall commence on the sixtieth (60th) day after the Executive’s Termination Date provided that the release of claims described above is effective on such date. If the release of claims is not effective on the sixtieth (60th) day after the Termination Date no severance benefits will be payable. Executive’s rights to the severance under Section 3(a) shall constitute the sole remedy of the Executive in the event of termination of the Executive’s employment. For purposes of this Agreement the Executive’s termination of employment shall mean his “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

(c) Payments to the Executive under Sections 3(a) shall be bifurcated into two portions, consisting of the portion, if any, that includes the maximum amount of the payments that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the portion, if any, that includes the excess of the total payments that does constitute nonqualified deferred compensation. Payments hereunder shall first be made from the portion that does not consist of nonqualified deferred compensation until such portion is exhausted and then shall be made from the portion that does constitute nonqualified deferred compensation. Notwithstanding the foregoing, if the Executive is a “specified employee” as defined in Section 409A(a)(3)(B)(i) of the Code, the commencement of the delivery of the portion that constitutes nonqualified deferred compensation will be delayed to the date that is 6 months and one day after the Executive’s termination of employment (the “Earliest Payment Date”). Any payments that are delayed pursuant to the preceding sentence shall be paid pro rata during the period beginning on the Earliest Payment Date and ending on the date that is 12 months following termination of the Executive’s employment. The determination of whether, and the extent to which, any of the payments to be made to the Executive hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions under Treasury Reg. § 1.409A-1(b) (9). Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Treasury Regulation Section 1.409A-1 (b) (9) (iii) must be paid no later than the last day of the second taxable year of the Executive following the taxable year of the Executive in which the Executive’s termination of employment occurs.

4. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Cause” shall mean a good faith finding by a majority of the members of the Board of Directors of the Company, after giving the Executive an opportunity to be heard, of: (i) gross negligent or willful misconduct by the Executive in connection with his employment duties, (ii) failure by the Executive (other than due to disability) to perform his duties or responsibilities required pursuant to his employment, after written notice and an opportunity to cure, (iii) misappropriation by the Executive of the assets or business opportunities of the Company, or its affiliates, (iv) embezzlement or other financial or other fraud committed by the Executive, (v) the Executive knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv), or (vi) the Executive’s indictment for, conviction of, or entry of a plea of no contest with respect to, any felony or any crime involving moral turpitude.

(b) “Good Reason” shall mean: (i) the unilateral relocation by the Company of the Executive’s principal work place for the Company to a site more than 60 miles from Boston, Massachusetts , (ii) a material reduction in the Executive’s then- current salary without the Executive’s consent or (iii) material diminution of the Executive’s duties, authority or responsibilities, without the Executive’s consent. Executive’s duties, authority and responsibility shall be deemed to be the day to day management of legal matters relating to the operations of the Company’s primary business (“ModusLink Supply Chain Business”). For the avoidance of doubt, it is understood and agreed that any Securities and Exchange Commission (“SEC”) reporting will be the responsibility of SP Corporate Services LLC (“SP Shared Services”) and any SEC investigations will be the responsibility of the Company’s Board of Directors. At any point, Executive’s employment may be transferred, and this Agreement may be assigned, from the Company to SP Shared Services and Executive may be assigned to report to the General Counsel of SP Shared Services to provide legal services primarily to the Company as described above but also for the SP Shared Services group. Such transfer and assignment shall not constitute a termination of Executive’s employment.

Notwithstanding the foregoing, Good Reason does not exist if (a) the Executive is assigned or transferred to be employed at the same compensation to SP Shared Services and reports to the General Counsel of SP Shared Services for administrative purposes, and is assigned to provide services primarily to the Company but also for other client companies of SP Shared Services, and is located within 60 miles of Boston, Massachusetts or (b) the Executive is offered a position as the chief legal officer or general counsel of the ModusLink Supply Chain business (or some larger business of any buyer of such business) following the sale of the ModusLink Supply Chain Operations to either a public or private company at the same compensation as the Executive’s then current salary and the position is located within 60 miles of Boston Massachusetts.

In order to establish “Good Reason” for a termination, the Executive must provide notice to the Company of the existence of the condition giving rise to the “Good Reason” within 90 days following the initial notice of any such potential Change of Control to the Executive, and the Company has 30 days following receipt of such notice to remedy such condition.

5. Termination of Employment. Upon termination of Executive’s employment with the Company for any reason, in addition to any severance payments which may be payable under this Agreement, Executive shall be entitled to receive all salary and benefits through the Termination Date.

6. Miscellaneous.

(a) Notices. Any notices delivered under this Agreement shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party. All notices to the Company shall also be addressed to the Company’s General Counsel.

(b) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(c) Entire Agreement. This Agreement shall constitute the entire agreement between the parties regarding the matters addressed herein and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of such agreements. If there shall be any inconsistency (including, without limitation, identical capitalized terms with less than identical meanings) between the Agreement, and any other agreement (including the Offer Letter), plan, award, program or practice of the Company whether now existing or hereafter adopted or amended, then this Agreement shall control, unless the Executive and the Company hereafter have agreed otherwise in writing and such other agreement, plan, program or practice specifically refers to the provision of the Agreements affected thereby.

(d) Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A. No payments to be made under this Agreement may be accelerated or deferred except as specifically permitted under Section 409A. In the event that the Agreement shall be deemed not to comply with Section 409A, then neither the Company, the Board nor its or their designees or agents shall be liable to the Executive or other person for actions, decisions or determinations made in good faith.

(e) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any action, suit or other legal arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(g) Successors and Assigns. Subject to Section 4(b), this Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

(h) Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(i) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(j) Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

ModusLink Global Solutions, Inc

By:	/s/ John Boucher
Name: Title:	John Boucher President and Chief Executive Officer

Executive

/s/ Alan Cormier
Name:	Alan Cormier